Exhibit 99.1

Cross Country Healthcare Announces First Quarter 2017 Financial Results

BOCA RATON, Fla.--(BUSINESS WIRE)--May 3, 2017--Cross Country Healthcare, Inc. (Nasdaq: CCRN) today announced financial results for the first quarter ended March 31, 2017.

FINANCIAL HIGHLIGHTS:

Amounts are in thousands, except percent and per share data.

	Q1 2017	Increase (Decrease) vs. Q1 2016		Increase (Decrease) vs. Q4 2016

Revenue	$207,573	6%		(7)%
Gross profit margin	25.7%	(30	)bps	(20	)bps
Net (loss) income attributable to common shareholders	$(2,010)	(111)%		75%
Diluted EPS	$(0.08)		$(0.17)	$0.16
Adjusted EBITDA*	$6,453	(24)%		(46)%
Adjusted EPS*	$0.05		$(0.04)	$(0.15)

* Refer to tables and discussion of Non-GAAP financial measures below.

“Revenue from new business wins is ramping slower than forecasted due to longer implementation cycles. With more than 30 new programs still scheduled for implementation, representing over $100 million of spend, we believe these opportunities will drive stronger growth as we get them up and running,” stated William J. Grubbs, Chief Executive Officer. “The pipeline for new Managed Service Programs remains strong and we expect to have another record year of new business wins.”

First quarter consolidated revenue was $207.6 million, an increase of 6% year-over-year and a decrease of 7% sequentially. Consolidated gross profit margin was 25.7%, down 30 basis points year-over-year and down 20 basis points sequentially. Net loss attributable to common shareholders was $2.0 million compared to net income of $19.0 million in the prior year. The 2017 first quarter included a loss on early extinguishment of debt of $5.0 million, and both periods included gains on derivative liability of $1.6 million for the first quarter of 2017 and $16.4 million for the first quarter of 2016. Diluted EPS was a loss of $0.08 per share compared to income of $0.09 per share in the prior year. Adjusted EBITDA was $6.5 million or 3.1% of revenue, as compared with $8.5 million or 4.3% of revenue in the prior year. Adjusted EPS was $0.05 compared to $0.09 in the prior year and $0.20 in the prior quarter.

Quarterly Business Segment Highlights

Nurse and Allied Staffing

Revenue from Nurse and Allied Staffing was $183.1 million, an increase of 8% year-over-year and a decrease of 6% sequentially. The year-over-year increase in segment revenue was due to growth in volume and improved pricing. Contribution income in this segment was $15.6 million, down from $16.8 million in the prior year. Average field FTEs increased to 7,204 from 6,817 in the prior year. Revenue per FTE per day was $282 compared to $272 in the prior year, reflecting higher average bill rates.

Physician Staffing

Revenue from Physician Staffing decreased 12% year-over-year and 13% sequentially. The year-over-year decrease was primarily due to a decrease in volume. Contribution income was $0.8 million, down from $1.6 million in the prior year. Compared to the prior year, total days filled decreased to 15,036 from 16,842 while revenue per day filled increased to $1,592 from $1,521 due to improved pricing and mix of business.

Other Human Capital Management Services

Revenue from Other Human Capital Management Services decreased 11% year-over-year and 18% sequentially. Contribution income was a loss of $0.4 million, compared to a loss of $0.1 million in the prior year.

Cash Flow and Balance Sheet Highlights

Cash flow provided by operating activities for the current quarter was $1.4 million compared to $2.6 million in the same period of the prior year. At March 31, 2017, the Company had $13.4 million in cash and cash equivalents and $38.2 million of total debt. During the quarter, the Company repaid in full its Convertible Notes by issuing 3,175,584 shares and paying $5.6 million, including $0.6 million for the contractual interest due through the optional conversion date as of June 30, 2017. There were no borrowings drawn on its $100.0 million revolving credit facility, and $22.1 million of letters of credit outstanding, leaving $77.9 million available for borrowings under the revolving credit facility.

Outlook for Second Quarter 2017

	Q2 2017 Range	Year-over-Year	Sequential
		Change	Change

Revenue	$207 million - $212 million	4% - 6%	0% - 2%

Gross profit margin	26.0% - 26.5%	(150) - (100) bps	30 - 80 bps

Adjusted EBITDA	$8 million - $9 million	(28)% - (19)%	24% - 39%

Adjusted EPS	$0.08 - $0.10	$(0.08) - $(0.06)	$0.03 - $0.05

The estimates above are based on current management expectations and, as such, are forward-looking and actual results may differ materially. These ranges do not include the potential impact of any future divestitures, mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, any acquisition-related measurement period adjustments, changes in debt structure, or any material legal or restructuring charges.

INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Thursday, May 4, 2017, at 9:00 A.M. Eastern Time to discuss its first quarter 2017 financial results. This call will be webcast live and can be accessed at the Company's website at www.crosscountryhealthcare.com or by dialing 800-857-6331 from anywhere in the U.S. or by dialing 517-623-4781 from non-U.S. locations - Passcode: Cross Country. A replay of the webcast will be available from May 4th through May 18th at the Company's website and a replay of the conference call will be available by telephone by calling 866-505-9259 from anywhere in the U.S. or 203-369-1883 from non-U.S. locations - Passcode: 2017.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our nearly 40 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. With more than 8,000 active contracts, our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of 74 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling and other outsourcing and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

NON-GAAP FINANCIAL MEASURES

This press release and accompanying financial statement tables reference non-GAAP financial measures. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company's performance as they exclude certain items that management believes are not indicative of the Company's operating performance. Pro forma measures, if applicable, are adjusted to include the results of our acquisitions, and exclude the results of divestments, as if the transactions occurred in the beginning of the periods mentioned. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

FORWARD LOOKING STATEMENT

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “appears”, “seeks”, “will”, and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and our other Securities and Exchange Commission filings made prior to the date hereof.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we”, “us”, “our”, or “Cross Country” in this press release mean Cross Country Healthcare, Inc. and its subsidiaries.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,	December 31,
	2017	2016	2016

Revenue from services	$207,573	$196,583	$222,523
Cost of services	154,298	145,537	164,890
Gross profit	53,275	51,046	57,633
Operating expenses:
Selling, general and administrative expenses	47,236	42,933	46,290
Bad debt expense	323	249	97
Depreciation and amortization	2,191	2,412	2,213
Acquisition-related contingent consideration (a)	270	287	107
Acquisition and integration costs (b)	—	—	78
Restructuring costs (c)	—	—	142
Total operating expenses	50,020	45,881	48,927
Income from operations	3,255	5,165	8,706
Other expenses (income):
Interest expense	1,219	1,635	1,428
(Gain) loss on derivative liability (d)	(1,581)	(16,436)	14,165
Loss on early extinguishment of debt (e)	4,969	—	—
Other income, net	—	(17)	(87)
(Loss) income before income taxes	(1,352)	19,983	(6,800)
Income tax expense	366	797	849
Consolidated net (loss) income	(1,718)	19,186	(7,649)
Less: Net income attributable to noncontrolling interest in subsidiary	292	164	235
Net (loss) income attributable to common shareholders	$(2,010)	$19,022	$(7,884)

Net (loss) income per share attributable to common shareholders - Basic	$(0.06)	$0.60	$(0.24)

Net (loss) income per share attributable to common shareholders - Diluted	$(0.08)	$0.09	$(0.24)

Weighted average common shares outstanding:
Basic	32,872	31,956	32,263
Diluted (f)	36,480	36,180	32,263

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,	December 31,
	2017	2016	2016
Adjusted EBITDA: (g)
Net (loss) income attributable to common shareholders	$(2,010)	$19,022	$(7,884)
Depreciation and amortization	2,191	2,412	2,213
Interest expense	1,219	1,635	1,428
Income tax expense	366	797	849
Acquisition-related contingent consideration (a)	270	287	107
Acquisition and integration costs (b)	—	—	78
Restructuring costs (c)	—	—	142
(Gain) loss on derivative liability (d)	(1,581)	(16,436)	14,165
Loss on early extinguishment of debt (e)	4,969	—	—
Other income, net	—	(17)	(87)
Equity compensation	737	648	765
Net income attributable to noncontrolling interest in subsidiary	292	164	235
Adjusted EBITDA (g)	$6,453	$8,512	$12,011

Adjusted EPS: (h)
Numerator:
Net (loss) income attributable to common shareholders	$(2,010)	$19,022	$(7,884)
Non-GAAP adjustments - pretax:
Acquisition-related contingent consideration (a)	270	287	107
Acquisition and integration costs (b)	—	—	78
Restructuring costs (c)	—	—	142
(Gain) loss on derivative liability (d) (h)	(1,581)	(16,436)	14,165
Loss on early extinguishment of debt (e)	4,969	—	—
Tax impact of non-GAAP adjustments (i)	—	—	—
Adjusted net income attributable to common shareholders - non-GAAP	$1,648	$2,873	$6,608

Denominator:
Weighted average common shares - basic, GAAP	32,872	31,956	32,263
Dilutive impact of share-based payments (h)	674	703	557
Adjusted weighted average common shares - diluted, non-GAAP	33,546	32,659	32,820

Reconciliation: (h)
Diluted EPS, GAAP	$(0.08)	$0.09	$(0.24)
Non-GAAP adjustments - pretax:
Acquisition-related contingent consideration (a)	0.01	0.01	—
Acquisition and integration costs (b)	—	—	—
Restructuring costs (c)	—	—	0.01
(Gain) loss on derivative liability (d) (h)	(0.05)	(0.50)	0.43
Loss on early extinguishment of debt (e)	0.15	—	—
Tax impact of non-GAAP adjustments (i)	—	—	—
Adjustment for change in dilutive shares (h)	0.02	0.49	—
Adjusted EPS, non-GAAP (h)	$0.05	$0.09	$0.20

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	March 31,	December 31,
	2017	2016

Assets
Current assets:
Cash and cash equivalents	$13,401	$20,630
Accounts receivable, net	161,765	173,620
Prepaid expenses	5,727	6,126
Insurance recovery receivable	3,386	3,037
Other current assets	1,857	2,198
Total current assets	186,136	205,611
Property and equipment, net	12,779	12,818
Goodwill, net	79,648	79,648
Trade names, indefinite-lived	35,402	35,402
Other intangible assets, net	35,762	36,835
Other non-current assets	18,668	18,064
Total assets	$368,395	$388,378

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$46,606	$58,837
Accrued employee compensation and benefits	28,745	33,243
Other current liabilities	4,546	5,012
Total current liabilities	79,897	97,092
Long-term debt and capital lease obligations	36,169	84,760
Non-current deferred tax liabilities	13,751	13,154
Long-term accrued claims	29,512	28,870
Contingent consideration	5,571	5,301
Other long-term liabilities	7,601	7,399
Total liabilities	172,501	236,576

Commitments and contingencies

Stockholders' equity:
Common stock	4	3
Additional paid-in capital	303,115	256,570
Accumulated other comprehensive loss	(1,207)	(1,241)
Accumulated deficit	(106,634)	(104,089)
Total Cross Country Healthcare, Inc. stockholders' equity	195,278	151,243
Noncontrolling interest	616	559
Total stockholders' equity	195,894	151,802
Total liabilities and stockholders' equity	$368,395	$388,378

Cross Country Healthcare, Inc.
Segment Data (j)
(Unaudited, amounts in thousands)

	Three Months Ended						% Change Fav/(Unfav)
	March 31,	% of	March 31,	% of	December 31,	% of	Year-over-
	2017	Total	2016	Total	2016	Total	Year	Sequential

Revenue from services:
Nurse and Allied Staffing	$183,108	88%	$168,765	86%	$194,050	87%	8%	(6)%
Physician Staffing	21,464	10%	24,453	12%	24,813	11%	(12)%	(13)%
Other Human Capital Management Services	3,001	2%	3,365	2%	3,660	2%	(11)%	(18)%
	$207,573	100%	$196,583	100%	$222,523	100%	6%	(7)%

Contribution income: (k)
Nurse and Allied Staffing	$15,622		$16,790		$18,115		(7)%	(14)%
Physician Staffing	820		1,553		2,262		(47)%	(64)%
Other Human Capital Management Services	(440)		(111)		(339)		(296)%	(30)%
	16,002		18,232		20,038		(12)%	(20)%

Unallocated corporate overhead (l)	10,286		10,368		8,792		1%	(17)%
Depreciation and amortization	2,191		2,412		2,213		9%	1%
Acquisition-related contingent consideration (a)	270		287		107		6%	(152)%
Acquisition and integration costs (b)	—		—		78		—%	100%
Restructuring costs (c)	—		—		142		—%	100%
Income from operations	$3,255		$5,165		$8,706		(37)%	(63)%

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended
	March 31,	March 31,	December 31,
	2017	2016	2016

Net cash provided by (used in) operating activities (in thousands)	$1,410	$2,564	$(2,124)

Consolidated gross profit margin	25.7%	26.0%	25.9%

Nurse and Allied Staffing statistical data:
FTEs (m)	7,204	6,817	7,156
Average Nurse and Allied Staffing revenue per FTE per day (n)	$282	$272	$295

Physician Staffing statistical data:
Days filled (o)	15,036	16,842	14,521
Revenue per day filled (p)	$1,592	$1,521	$1,599
(a)	Acquisition-related contingent consideration primarily represents the fair value and accretion adjustments to the contingent consideration liabilities for the Mediscan acquisition that closed on October 30, 2015 and the US Resources Healthcare (USR) acquisition that closed on December 1, 2016.
(b)	Acquisition and integration costs are primarily related to due diligence efforts for the USR acquisition. The results of the acquisition have been included in the Company's consolidated statements of operations since its date of acquisition.
(c)	Restructuring costs related to severance and lease consolidations incurred as part of a discrete cost savings initiative.
(d)	(Gain) loss on derivative liability represents the change in the fair value of embedded features of our Convertible Notes up until their repayment.
(e)	Loss on early extinguishment of debt is related to the Company's settlement of its convertible notes on March 17, 2017.
(f)	When applying the if-converted method to our Convertible Notes, 3,521,126 shares are not included in diluted weighted average shares for the three months ended December 31, 2016 because their effect was anti-dilutive. For the three months ended March 31, 2017, 2,934,271 shares (the weighted average shares outstanding through March 17, 2017) were included in diluted weighted average shares.
(g)	Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as net (loss) income attributable to common shareholders before depreciation, amortization, interest expense, income tax expense, acquisition-related contingent consideration, acquisition and integration costs, restructuring costs, (gain) loss on derivative liability, loss on early extinguishment of debt, other income, net, equity compensation, and includes net income attributable to noncontrolling interest in subsidiary. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net income (loss) attributable to common shareholders as an indicator of operating performance. Management uses Adjusted EBITDA for planning purposes and as one performance measure in its annual cash incentive program for certain members of its management team. Adjusted EBITDA, as defined, closely matches the operating measure typically used in the Company's credit facilities in calculating various ratios. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.
(h)	Adjusted EPS, a non-GAAP financial measure, is defined as net (loss) income attributable to common shareholders per diluted share before the diluted EPS impact of acquisition-related contingent consideration, acquisition and integration costs, restructuring costs, (gain) loss on derivative liability, and loss on early extinguishment of debt. Adjusted EPS should not be considered a measure of financial performance under GAAP. Management presents Adjusted EPS because it believes that Adjusted EPS is a useful supplement to its reported EPS as an indicator of operating performance. Management uses Adjusted EPS as one performance measure in its annual cash incentive program for certain members of its management team. Management believes it provides a more useful comparison of the Company's underlying business performance from period to period and is more representative of the future earnings capacity of the Company. For the three months ended December 31, 2016, the adjustments to diluted EPS, GAAP had the effect of converting the net loss to net income. As a result, potentially dilutive shares that were excluded in the diluted EPS, GAAP calculation have been included in the adjusted EPS calculation. When applying the if-converted method for the calculation of diluted EPS, GAAP, the convertible notes were dilutive for the three months ended March 31, 2017 and 2016. Adjusted EPS excludes the effects of the convertible notes that were reported as being dilutive in these periods.
(i)	There is no tax impact for the periods presented due to the Company's full valuation allowance for all reported periods.
(j)	Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.
(k)	Contribution income is defined as income from operations before depreciation, amortization, loss on sale of business, acquisition and integration costs, acquisition-related contingent consideration, restructuring costs, impairment charges, and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.
(l)	Unallocated corporate overhead includes corporate compensation and benefits, and general and administrative expenses including rent and utilities, computer supplies and expenses, insurance, professional expenses, corporate-wide projects (initiatives), and public company expense.
(m)	FTEs represent the average number of Nurse and Allied Staffing contract personnel on a full-time equivalent basis.
(n)	Average revenue per FTE per day is calculated by dividing the Nurse and Allied Staffing revenue by the number of days worked in the respective periods. Nurse and Allied Staffing revenue also includes revenue from the permanent placement of nurses.
(o)	Days filled is calculated by dividing the total hours invoiced during the period by 8 hours.
(p)	Revenue per day filled is calculated by dividing revenue invoiced by days filled for the period presented.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President & Chief Executive Officer
wgrubbs@crosscountry.com